EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 13, 2024, relating to the financial statements of Iteris, Inc. and the effectiveness of Iteris, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2024.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, CA
June 14, 2024